CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this filing to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated March 1, 2023, except with respect to our opinion on the financial statements insofar as it relates to the effects of retrospectively adopting ASU 2018-12: Targeted Improvements to the Accounting for Long-Duration Contracts discussed in Note 2, which is as of May 17, 2023, relating to the financial statements and financial statement schedules of Equitable Financial Life Insurance Company of America. We also consent to the reference to us under the heading “Independent Registered Public Accounting firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Charlotte, North Carolina October 17, 2023